OFFERING CIRCULAR                                           NOVEMBER 21 , 1997
--------------------------------------------------------------------------------

                                 350,000 Shares

                                   Farmer Mac
                   Federal Agricultural Mortgage Corporation
                         Class C Non-Voting Common Stock

--------------------------------------------------------------------------------

The 350,000 shares of Class C Non-Voting Common Stock, par value $1.00 per share (the "Class C Common Stock"), are being offered by the Federal Agricultural Mortgage Corporation ("Farmer Mac"), a federally chartered instrumentality of the United States created by Congress to establish a secondary market for agricultural real estate mortgage loans.

The Class C Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FAMCK." On November 20, 1997, the last reported sales price of the Class C Common Stock on Nasdaq was $62 per share. See "Price Range of Class C Common Stock and Dividends."

FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE CLASS C COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 8 TO 11.

THE CLASS C COMMON STOCK IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. ACCORDINGLY, NO REGISTRATION STATEMENT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CLASS C COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UNITED STATES GOVERNMENT DOES NOT GUARANTEE PAYMENTS DUE ON FUNDS INVESTED IN THE STOCK OR INDEBTEDNESS OF FARMER MAC, ANY DIVIDEND PAYMENTS ON SHARES OF FARMER MAC STOCK OR THE PROFITABILITY OF FARMER MAC.


                       Price to       Underwriting            Proceeds to
                        Public        Discounts and          Farmer Mac(2)
                                     Commissions(1)
---------------------------------------------------------------------------------

Per Share                $61.00           $3.44               $57.56
---------------------------------------------------------------------------------

Total(3)              $21,350,000      $1,204,000            $20,146,000
---------------------------------------------------------------------------------

(1) Farmer Mac has agreed to indemnify the Underwriter against certain liabilities. See "Underwriting."

(2) Before deducting expenses of the Offering payable by Farmer Mac estimated to be $150,000.

(3) Farmer Mac has granted the Underwriter a 30-day option to purchase up to 50,000 additional shares of Class C Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total price to public will be $24,400,000, the total underwriting discounts and commissions will be $1,376,000 and the total proceeds to Farmer Mac will be $23,024,000. See "Underwriting."

The Class C Common Stock is being offered by the Underwriter as set forth under "Underwriting" herein. It is expected that delivery of the shares of Class C Common Stock will be made at the offices of SBC Warburg Dillon Read Inc., New York, New York, on or about November 26, 1997.


                          SBC Warburg Dillon Read Inc.

                              AVAILABLE INFORMATION

      Farmer Mac is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Farmer Mac with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or by accessing the Commission's website on the internet at http://www.sec.gov. Such materials also can be obtained by accessing Farmer Mac's website on the internet at http://www.farmermac.com or by writing or calling the Corporate Secretary of Farmer Mac at 919 18th Street, N.W., Washington, D.C. 20006, telephone number (202) 872-7700.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      Pursuant to the requirements of the Exchange Act, Farmer Mac prepares an Annual Report on Form 10-K that describes Farmer Mac, its business and operations and contains Farmer Mac's audited financial statements. On a quarterly basis and also in accordance with such requirements, Farmer Mac prepares Quarterly Reports on Form 10-Q that include unaudited financial data and other information concerning its business and operations. The following documents filed by Farmer Mac with the Commission pursuant to the Exchange Act are incorporated herein by reference: (1) Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 1996; and (2) Farmer Mac's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997. In addition to the foregoing, all documents filed by Farmer Mac pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and thereafter until the termination of the offering of the Class C Common Stock offered hereby are incorporated herein by reference and deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular. Investors can obtain any of the foregoing documents in the manner described under "Available Information."


      CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS C COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF A PENALTY BID. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            OFFERING CIRCULAR SUMMARY

      The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this Offering Circular. Unless otherwise specified, all data in this Offering Circular assume that the Underwriter's over-allotment option has not been exercised.

                                 The Corporation

General

      Farmer Mac is a federally chartered instrumentality of the United States created by Congress in 1988 to establish a secondary market for agricultural real estate mortgage loans, including rural housing loans. Farmer Mac provides liquidity to the agricultural mortgage market by: (i) purchasing newly originated agricultural mortgage loans directly from lenders on a continuing basis (the "cash window"); (ii) exchanging agricultural mortgage loans for Farmer Mac-guaranteed securities backed by the same loans ("swap transactions"); and (iii) purchasing portfolios of seasoned agricultural mortgage loans ("existing loans") on a negotiated basis. Agricultural mortgage loans purchased by Farmer Mac are aggregated into pools that back Farmer Mac-guaranteed securities, which are sold periodically into the capital markets.

      The Farm Credit System Reform Act of 1996 (the "1996 Act"), enacted by Congress in February 1996, expanded Farmer Mac's agricultural secondary market authorities, thereby improving its operating flexibility. In its pre-1996 Act operations, Farmer Mac was dependent upon third party "poolers" to aggregate agricultural mortgage loans and submit them to Farmer Mac for securitization and was precluded from issuing its guarantee without the existence of a minimum 10% cash reserve or subordinated (first loss) interest. As a result of the 1996 Act, Farmer Mac now purchases agricultural mortgage loans directly from lenders and issues and guarantees securities backed by such loans without the pre-1996 Act cash reserve or subordinated interest requirement.

      Farmer Mac conducts its business through two programs, "Farmer Mac I" and "Farmer Mac II." The Farmer Mac I program involves the purchase and securitization of agricultural mortgage loans that are not guaranteed by any instrumentality or agency of the United States. The Farmer Mac II program involves the purchase of the "guaranteed portions" of loans guaranteed by the U.S. Department of Agriculture (the "USDA") and the issuance of securities backed by such guaranteed portions. Farmer Mac's sources of revenue are: (i) fees it receives in connection with the issuance of its guarantees; (ii) gains on the sales of securities backed by loans it purchases; and (iii) net interest income earned on its portfolio of guaranteed securities purchased under the Farmer Mac I and II programs, its investment portfolio and loans purchased pending securitization.

      Prior to the enactment of the 1996 Act, Farmer Mac completed seven securitizations under the Farmer Mac I program resulting in guarantees of approximately $748 million of securities (of which approximately $234 million are currently outstanding). Since the 1996 Act, Farmer Mac has completed nine securitizations under the revised Farmer Mac I program resulting in guarantees of approximately $320 million of securities (of which approximately $316 million are currently outstanding). From the inception of the Farmer Mac II program in 1991 through September 30, 1997, Farmer Mac guaranteed approximately $346 million of securities issued thereunder (of which approximately $263 million are currently outstanding). The Farmer Mac II program was not affected by the 1996 Act.

      In addition to its increased business activity, Farmer Mac has increased its presence in the capital markets, particularly the debt markets, through the implementation of an expanded debt issuance strategy intended to attract more investors to its debt and mortgage-backed securities and thereby improve the liquidity of those securities and reduce its borrowing and securitization costs. The proceeds of these increased debt issuances have been invested primarily in high quality, short- and long-term floating rate investments, which have generated net interest income that has contributed substantially to Farmer Mac's increased profitability. Farmer Mac's eventual objective for the proceeds of its increased debt issuances is investment in the Farmer Mac I program through the acquisition and securitization of loans meeting Farmer Mac's standards ("Qualified Loans"). During the phase-in of that objective, the term of which is dependent upon growth in Farmer Mac's core guarantee business, Farmer Mac expects to continue to invest in non-program (investment) assets.

      Growth in Farmer Mac's core business is dependent upon guarantee volume which, in turn, depends upon the increase in the cumulative volume of loans acquired through the Farmer Mac programs. Loan volume has not been increasing as rapidly as management anticipated following the passage of the 1996 Act due, in part, to the longer than expected lead-time between marketing initiatives and the realization of results. Notwithstanding the slowness in loan volume growth, expenses have been increasing as management seeks to attract more sellers and expand the level of their participation. As a result of increased marketing efforts and the introduction of new loan products with competitive rates and terms, Farmer Mac has begun to attract a diverse network of sellers ranging from community banks to regional financial institutions including, among others, AgFirst Farm Credit Bank, Columbia, South Carolina; Firstar Bank, Milwaukee, Wisconsin; First Union Bank of Virginia, Harrisonburg, Virginia; Glendale Federal Bank, Glendale, California; Northwest Farm Credit Services, ACA, Spokane, Washington; US Bank National Association, Minneapolis, Minnesota; and Wells Fargo Bank, San Francisco, California. Farmer Mac also has begun to attract the interest of non-traditional agricultural real estate lenders, particularly mortgage bankers and agricultural supply and equipment companies, for whom Farmer Mac's management believes the advantages of its program would result in diversification of income sources and more efficient utilization of their existing facilities and personnel at low marginal costs through access to their established customer base. In that regard, GMAC Commercial Mortgage Corporation has submitted an application to become an approved seller. The addition of mortgage bankers and regional financial institutions, many of whom have experience selling loans to the residential secondary mortgage market agencies, should significantly increase the number of outlets offering Farmer Mac loans. Many of these institutions have undertaken, or would be expected to undertake, marketing initiatives, utilizing various media sources, to advertise the availability of Farmer Mac loans. Because most of these institutions are, or will be, new to the Farmer Mac programs, management cannot predict the timing or the level of volume likely to be generated by them, although management does not anticipate any such volume prior to 1998. Based on management's evaluation of the business potential of these and other prospective participants, Farmer Mac will continue to add resources, including additional field personnel and other employees dedicated to customer service, to support these institutions' efforts in establishing and expanding an agricultural secondary market presence in the areas they serve, and to attract more sellers who offer the prospect of active participation in Farmer Mac's programs.

Target Markets

      The primary target markets for Farmer Mac's programs are traditional agricultural lenders, such as commercial banks, insurance companies and institutions of the Farm Credit System ("System Institutions"), as well as non-traditional lenders, such as mortgage bankers and agricultural supply and equipment companies. Management estimates that approximately $41 billion of outstanding agricultural real estate mortgage indebtedness was eligible for the Farmer Mac I program at December 31, 1996 (approximately $6 billion as annual new originations and approximately $35 billion as existing loans held by lenders). Management also estimates that more than $6 billion of outstanding USDA-guaranteed indebtedness was eligible for purchase by Farmer Mac under the Farmer Mac II program at December 31, 1996.

Program Advantages

      Farmer Mac's programs offer agricultural lenders opportunities to: (i) provide borrowers with loan products and terms not otherwise generally available, including loans with long-term maturities at fixed interest rates;
(ii) increase their fee income from origination and servicing fees on new loan volume; (iii) reduce their regulatory capital requirements, since Farmer Mac-guaranteed securities swapped for agricultural whole loans are accorded a lower risk-weight under risk-based capital guidelines; and (iv) improve balance sheet liquidity, since Farmer Mac-guaranteed securities may be pledged as collateral and used in repurchase transactions.

Operating Strategy

      Farmer Mac's operating strategy is to expand the existing network of lenders approved to participate in its programs and increase the level of their participation. Farmer Mac is pursuing this strategy through marketing initiatives focused on increasing lenders' awareness of the advantages of Farmer Mac's programs and attracting regional banks, mortgage bankers and agricultural supply and equipment companies to utilize those programs. Farmer Mac has increased its marketing capabilities, including a recent expansion of the number of regionally based marketing personnel dedicated to direct lender-contacts, sales efforts and support services.

Growth Strategy

      Farmer Mac's growth strategy is to continue to expand the size of the Farmer Mac I and II programs. With respect to the Farmer Mac I program, this will involve continued penetration of the annual new originations market by increasing, through the frequent introduction of new loan products with competitive terms and rates, its regular cash window purchases of agricultural mortgage loans from lenders. Farmer Mac also intends to penetrate the market for new and existing loans by offering lenders the opportunity either to swap loans for Farmer Mac-guaranteed securities (backed by their respective mortgage loans) or to sell such loans to Farmer Mac. With respect to the Farmer Mac II program, Farmer Mac intends to continue to penetrate the secondary market for USDA-guaranteed loans by offering lenders opportunities for increased fee income, increased liquidity and a variety of competitively priced loan products that otherwise may not be available.



                                  The Offering

Class C Common  Stock  offered
 by Farmer Mac(1)........................... 350,000 shares

Common Stock outstanding after Offering:
    Class A Voting Common Stock.............  996,350 shares
    Class B Voting Common Stock.............  500,301 shares
    Class C Non-Voting Common Stock (2).....  3,028,214 shares

Use of proceeds.............................  The net  proceeds  will be  added to the working  capital of Farmer
                                              Mac   and   used   for    general
                                              corporate purposes.

Nasdaq National Market symbol...............  FAMCK

-----------------

(1) The ratio of any dividends and liquidation distributions payable in respect of each share of Class C Common Stock compared to each share of Voting Common Stock (as defined herein) will be 3-to-1. See "Price Range of Class C Common Stock and Dividends."

(2) Based upon 2,678,214 shares of Class C Common Stock outstanding on November 13, 1997. Does not include options to purchase 277,708 shares of Class C Common Stock reserved for issuance under Farmer Mac's stock option plans, of which options to purchase 105,000, 112,830, 54,828, 1,850 and 3,200 shares have been granted as of November 13, 1997 to directors, officers and other employees at an exercise price of $6.56, $7.88, $35.50, $38.75 and $54.75 per share, respectively.



                          Summary Financial Information
               (dollars in thousands, except per share amounts)

                                                               Nine Months Ended
                              Year Ended December 31,           September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------
Statement of
Operations Data:
 Interest Income....    $32,642  $31,712   $36,424   $37,353  $27,491  $57,521
 Interest Expense...     30,848   30,303    34,709    34,623   25,546   52,367
 Net Interest Income      1,794    1,409     1,715     2,730    1,945    5,154
 Other Income:
   Guarantee  Fee
     Income............   1,203    1,143     1,263     1,623    1,130    1,857
   Gain on Issuance
     of Mortgage-Backed
     Securities, Net....     --       --        --     1,070      913    2,111
   Miscellaneous Income.    176      177       171        63       55      233

   Total Other Income ..  1,379    1,320     1,434     2,756    2,098    4,201
 Other Expenses ........  3,976    4,061     3,796     5,081    3,665    5,904
 Income (Loss) Before
   Income Taxes and
   Extraordinary Item ..   (803)  (1,332)     (647)      405      378    3,451
 Provision for Income
   Taxes ...............     --       --        --        12       --      103
 Income (Loss) Before
   Extraordinary Item      (803)  (1,332)     (647)      393      378    3,348

 Extraordinary Gain(1) .    127       --        --       384      384       --
 Net Income (Loss)..       (676)  (1,332)     (647)      777      762    3,348

 Earnings (Loss) Per
   Share (2):
   Earnings (Loss)
     Per Share Before
     Extraordinary Item:
       Class A and B
        Voting Common
        Stock ...........  $(0.17)   $(0.28)   $(0.14)    $0.07   $0.07 $0.33
       Class C Non-Voting
        Common Stock ....  $(0.51)   $(0.85)   $(0.41)    $0.22   $0.22 $1.00

 Earnings (Loss)
   Per Share:
       Class A and B
        Voting Common
        Stock ...........  $(0.14)  $(0.28)   $(0.14)    $0.14    $0.15 $0.33
       Class C Non-Voting
        Common Stock ....  $(0.43)  $(0.85)   $(0.41)    $0.43    $0.44 $1.00


---------------------------

(1) Farmer Mac recognized extraordinary gains of $127,000 for the year ended December 31, 1993 and $384,000 for both the nine months ended September 30, 1996 and the year ended December 31, 1996, from the early extinguishment of $14.9 million and $8.0 million of debt in 1993 and 1996, respectively.

(2) Amounts represent primary and fully diluted earnings per share for each period presented, except for the year ended December 31, 1996 in which case fully diluted earnings per share were $.07 and $0.20 per share before extraordinary item and $0.13 and $0.40 per share after extraordinary item for Classes A and B Voting Common Stock and Class C Non-Voting Common Stock, respectively. Earnings per share reflect the 3-to-1 dividend and liquidation rights ratio applicable to each share of Class C Non-Voting Common Stock relative to each share of Classes A and B Voting Common Stock.




                                                      At September 30, 1997
                                                   -----------------------------
                                                                      As
                                                      Actual      Adjusted (3)
                                                   -------------  --------------
Balance Sheet Data:
Cash, cash equivalents and investment securities  $  894,199     $  914,195
Farmer Mac I and II Securities..................     436,531        436,531
Total Assets....................................   1,374,153      1,394,149
  Debentures, Notes and Bonds, Net:
      Due within one year.......................     954,814        954,814
      Due after one year........................     357,981        357,981
  Total Liabilities.............................   1,323,574      1,323,574
  Stockholders' Equity..........................      50,579         70,575


                                                               Nine Months Ended
                              Year Ended December 31,           September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------

Other Data:
Outstanding guaranteed
  securities (at end
  of period).......... $487,614  $459,332  $502,365  $631,283 $598,162  $813,527
Loans purchased......    39,946    81,243   157,265   254,883  191,919   257,364
Guaranteed securities
  issued.............    39,946    81,243   157,265   240,715  186,588   247,713

--------------

(3) As adjusted to give effect to the sale of the Class C Common Stock offered hereby and the application of the net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

      Potential investors should carefully consider the following factors, as well as the more detailed information and Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this Offering Circular, before making a decision to invest in the Class C Common Stock offered hereby.

Uncertainties Regarding the Development of the Agricultural Secondary Market

      The target markets for Farmer Mac's secondary market operations are traditional agricultural mortgage lenders, such as commercial banks, insurance companies and System Institutions, as well as non-traditional lenders, such as mortgage bankers and agricultural supply and equipment companies. To date, however, the Farmer Mac programs have received only limited acceptance among traditional agricultural lenders, although the number of lenders approved to participate in Farmer Mac's programs is growing. Farmer Mac believes that a number of factors have constrained participation in its programs, including: (i) the historical preference of lenders to retain agricultural mortgage loans in their own portfolios; (ii) the excess liquidity and capital of many lenders;
(iii) the disinclination of many lenders to offer intermediate-term adjustable rate and long-term fixed rate agricultural mortgage loans as a result of the higher profitability associated with short-term lending; and (iv) the lack of borrower demand for intermediate- and long-term loans due to the lower interest rates generally associated with shorter term loans. Farmer Mac's ability to secure the active participation of lenders in its programs will depend, to a large extent, on each particular lender's perception of the advantages of selling agricultural mortgage loans into the Farmer Mac secondary market. Non-traditional lenders, particularly mortgage bankers and certain agricultural supply and equipment companies, have expressed interest in Farmer Mac's programs, but only a few have applied to become approved sellers. No assurance can be given that, even if approved as sellers, they will become active participants. Notwithstanding the number of agricultural lenders approved to participate in Farmer Mac's programs and the volume of agricultural mortgage loans purchased since the 1996 Act, no assurance can be given that lenders will be willing to sell agricultural mortgage loans to Farmer Mac in the future on terms and in sufficient volume to ensure Farmer Mac's long-term success.

History of Operating Results

      Prior to 1996, Farmer Mac's profitability was determined largely by the volume of guarantee transactions in which it engaged; however, the volume of its guarantee transactions generally did not produce income in excess of operating expenses, resulting in net losses. Several developments, particularly the enactment of the 1996 Act, two stock sales in 1996 and the implementation of the expanded debt issuance strategy in early 1997, have significantly improved Farmer Mac's operating flexibility, resulting in increased earnings and quarterly profits beginning with the 1996 second quarter. While these developments have improved Farmer Mac's financial condition, future improvements in operating results will depend largely upon growth in Farmer Mac's core business, particularly the volume of new guarantee transactions, which cannot be assured at this time.

Regulatory and Legislative Risks

      By statute, the Farm Credit Administration (the "FCA") has general regulatory and supervisory authority over both Farmer Mac and the Farm Credit System. Most of the other traditional agricultural lenders that qualify to participate in Farmer Mac's programs, particularly commercial banks and insurance companies, are also regulated and supervised by federal and, in some cases, state regulatory agencies. While the primary purpose of such agencies is to ensure the safety and soundness of the respective regulated entities, the actions taken by those agencies could adversely affect Farmer Mac or the ability of certain lenders to participate in Farmer Mac's programs or the terms of their participation.

      Farmer Mac is also subject to the risk that legislative developments or interpretations of its authorizing legislation could adversely affect it or the ability of certain lenders to participate in its programs or the terms of any such participation. Moreover, from time to time, various agricultural lending groups, including the Farm Credit System and the commercial banking industry, and their respective trade associations, have pursued legislative initiatives that, if successful, could have had an adverse impact on the development and operation of the Farmer Mac secondary market. No assurance can be given that similar legislative initiatives by such groups or associations will not be undertaken in the future or that, if undertaken, such initiatives would not be successful.

      In May 1997, in response to concerns expressed by certain members of Congress regarding the investment practices of government-sponsored enterprises ("GSEs"), the United States General Accounting Office (the "GAO") commenced a review of the investment policies and practices of certain GSEs, including Farmer Mac, the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). Investment income contributed substantially to Farmer Mac's profitability for the nine months ended September 30, 1997. Currently, there are certain restrictions on Farmer Mac's investment authorities, but Farmer Mac is unable to predict whether new statutory or regulatory restrictions would be recommended by the GAO or, if so recommended, whether action would be taken by Congress or Farmer Mac's regulator to impose additional restrictions. Any additional investment restrictions, and their possible impact on Farmer Mac's financial position and results of operations, would have to be evaluated in light of their severity, the time period of their effectiveness, growth in Farmer Mac's core business and alternative business strategies available to Farmer Mac. There can be no assurance, however, that additional investment restrictions would not have a material adverse effect on Farmer Mac's financial position or results of operations.

Liabilities for Guarantees of Mortgage-Backed Securities

      Farmer Mac issues guarantees on mortgage-backed securities that are backed by qualified agricultural real estate mortgage loans, including rural housing loans. Farmer Mac's obligations under guarantees it issues on mortgage-backed securities are obligations solely of Farmer Mac and are not backed by the full faith and credit of the United States. Sources of funding for the payment of claims, if any, under such guarantees are the fees that Farmer Mac charges for providing such guarantees and Farmer Mac's general assets, which, collectively, are insignificant in relation to its potential exposure to any meaningful level of possible claims under such guarantees. A portion of the guarantee fees received by Farmer Mac is required to be set aside by Farmer Mac in a segregated account as a reserve against losses from its guarantee activities. Currently, Farmer Mac's contingent liabilities in respect of guarantees of outstanding mortgage-backed securities substantially exceed any amounts in such reserve account. Furthermore, although Farmer Mac may borrow up to $1.5 billion from the U.S. Treasury, under certain conditions, to meet its guarantee obligations, Farmer Mac anticipates that its future contingent liabilities in respect of its guarantees on mortgage-backed securities will greatly exceed its resources, including amounts in its guarantee reserve account and its limited ability to borrow from the U.S. Treasury.

Statutory Capital Requirements and Future Risk-Based Capital Regulations

      As a GSE created by Congress, Farmer Mac is subject to significant statutory and regulatory requirements, including minimum and critical capital requirements, that affect its business, operations and results. The 1996 Act established new higher minimum and critical capital requirements for Farmer Mac, but provided a transition period resulting in the full imposition of those requirements on and after January 1, 1999 (see "Management's Discussion and
Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"). By statute, the FCA, acting through the Director of the Office of Secondary Market Oversight (the "Director"), is required to promulgate risk-based capital regulations for Farmer Mac. The 1996 Act provided that the public notice of proposed rulemaking to be issued by the Director in connection with establishing such risk-based capital regulations shall not be published for public comment until after the expiration of the three-year period commencing with the enactment of the 1996 Act. Thus, beginning in early February 1999, the Director may, and would be expected to, publish risk-based capital regulations for Farmer Mac, thereby possibly increasing Farmer Mac's regulatory capital requirements beyond the minimum and critical capital requirements in the 1996 Act. Farmer Mac has had no discussions with the Director as to the possible level of risk-based capital regulations that may be proposed. In the event that Farmer Mac were unable to comply with higher capital regulations that may be imposed in the future, the FCA could take certain enforcement actions against Farmer Mac, including curtailing its business activities.

Commodity and Geographic Concentrations

      At September 30, 1997, Farmer Mac had guarantees outstanding on approximately $550 million of securities issued under the Farmer Mac I program, of which approximately $316 million were issued pursuant to Farmer Mac's new authorities under the 1996 Act. Of the $550 million of Farmer Mac-guaranteed securities issued under the Farmer Mac I program, $259 million, or 47%, of the agricultural mortgage loans backing such securities (by principal balance) are located in the Pacific region of the United States (primarily the states of
California and Washington). In addition, $143 million, or 26%, of the agricultural mortgage loans backing Farmer Mac-guaranteed securities are classified as "permanent plantings" (primarily apples, grapes and almonds), almost all of which are located in the Pacific region. Protracted adverse weather, market or other conditions affecting the particular geographic region and the particular commodities related to the agricultural mortgage loans backing Farmer Mac-guaranteed securities could have a material adverse effect on Farmer Mac's financial condition and results of operations.

Agricultural Lending Risks

      Repayment of agricultural loans is typically dependent upon the success of the related farming operation, which is, in turn, dependent upon many variables and factors over which farmers may have little or no control, such as weather conditions, economic conditions (both domestic and international) and even political conditions. If the cash flow from a farming operation is diminished (for example, adverse weather conditions destroy a crop or prevent the planting or harvesting of a crop), the farmer's ability to repay the loan may be impaired. Significant loan payment defaults by farmers are likely to necessitate payments under Farmer Mac's guarantees and could have a material adverse effect on Farmer Mac's financial condition and results of operations.

Discretion as to Use of Proceeds

      The primary purposes of this Offering are to increase Farmer Mac's equity capital and enhance the market liquidity of the Class C Common Stock. Management believes that market conditions make this an attractive time to raise additional capital and enhance the Class C Common Stock's liquidity. As of the date of this Offering Circular, Farmer Mac has no specific plans for the net proceeds from the Offering other than to use them for working capital and other general corporate purposes. Accordingly, management will retain broad discretion as to the use of the net proceeds.

Volatility of Stock Price; Limited Trading

      The market price of the Class C Common Stock has been, and in the future may be, subject to significant volume and price fluctuations from time to time in response to numerous factors, including, but not limited to, Farmer Mac's reported financial results, the introduction or enactment of legislation or adoption of regulations affecting Farmer Mac, changing conditions in the economy in general or the agricultural lending market in particular, publicity relating to Farmer Mac or the agricultural lending market and volatility in the stock markets generally. In addition, there has been, and in the future there may be, limited trading in the Class C Common Stock.

Dilution

      Purchasers of Class C Common Stock offered hereby will experience an immediate and substantial dilution of $40.99 of net tangible book value per share of their investment. See "Dilution."

Absence of Cash Dividends

      Farmer Mac has never paid any cash dividends in respect of the Class C Common Stock and does not anticipate paying any such cash dividends in the foreseeable future.

Dependence on Key Personnel

      Farmer Mac is dependent upon certain key executive officers, many of whom have been employed by Farmer Mac for most of its operating history. The loss of those officers or its inability to attract and retain key employees in the future could have a material adverse effect on Farmer Mac and its operations.

Forward-Looking Statements

      When used in this Offering Circular and the documents incorporated by reference herein, the words "believes," "anticipates," "expects," "intends," "should" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties summarized in this "Risk Factors" section or elsewhere in this Offering Circular or the documents incorporated by reference herein. Given such risks and uncertainties, prospective investors are cautioned not to place undue reliance on such statements. Farmer Mac also undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                                 USE OF PROCEEDS

      The net proceeds to be received by Farmer Mac from the issue and sale of the Class C Common Stock offered hereby are estimated to be approximately $20.0 million, and will be added to Farmer Mac's working capital and used for general corporate purposes.


              PRICE RANGE OF CLASS C COMMON STOCK AND DIVIDENDS

      The Class C Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FAMCK." Prior to December 16, 1996, the Class C Common Stock was quoted on the Nasdaq SmallCap Market of the Nasdaq Stock Market. The following table sets forth the high and low closing bid quotations of the Class C Common Stock as reported by Nasdaq for the periods indicated. The prices are inter-dealer prices without adjustment for retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                   High      Low
          1995
                First Quarter.................      $ 4 1/2 $  4 1/2
                Second Quarter................        4 1/2    4 1/4
                Third Quarter.................        4 1/4    4 1/4
                Fourth Quarter................        4 1/4    4 1/4
          1996
                First Quarter.................      $ 7     $  4 1/4
                Second Quarter................        8        7
                Third Quarter.................       24 1/4    8
                Fourth Quarter................       30 1/2   18 1/2
          1997
                First Quarter.................      $37     $ 24 1/4
                Second Quarter................       35 1/4   24 1/2
                Third Quarter.................       41 1/4   33 1/2
                Fourth Quarter (through
                 November 20) ................       66       39



      On November 20, 1997, the last reported sales price of the Class C Common Stock on Nasdaq was $62 per share, and there were approximately 1,568 registered holders thereof.

      Farmer Mac has never paid cash dividends in respect of any class of its Common Stock and does not anticipate paying any dividends on the Class C Common Stock in the foreseeable future. The ratio of any dividends payable on each share of Class C Common Stock compared to dividends payable on each share of the Voting Common Stock will be 3-to-1.

                                 CAPITALIZATION

      The following table sets forth the short-term indebtedness and capitalization of Farmer Mac at September 30, 1997, and as adjusted to give effect to the estimated net proceeds from the issuance of the Class C Common Stock offered hereby.


                                                         September 30, 1997
                                                     ---------------------------
                                                        Actual      As Adjusted
                                                     ------------   ------------
                                                          (in thousands)

Short-Term Debt....................................  $ 954,814      $ 954,814
                                                     ============   ============

Long-Term Debt.....................................  $ 357,981      $ 357,981
                                                     ------------   ------------

Stockholders' Equity:
   Common Stock:
      Class A Voting, $1 par value, 2,000,000
      shares authorized, 995,950 shares issued
      and outstanding .............................  $    996       $    996
      Class B voting, $1 par value, 2,000,000
      shares authorized, 500,301 shares issued
      and outstanding .............................       500            500
      Class C non-voting, $1 par value,
      4,000,000 shares authorized, 2,677,942
      shares issued and outstanding,
      3,027,942 shares to be issued
      and outstanding(1)                                2,678          3,028
   Additional paid in capital......................    52,610         72,256
   Unrealized gain on securities available-
      for-sale ....................................       936            936

   Accumulated deficit.............................    (7,141)        (7,141)
                                                     ------------   ------------

      Total Stockholders' Equity...................    50,579         70,575
                                                     ============   ============

         Total Capitalization...................... $ 408,560      $ 428,556
                                                     ============   ============

-----------------

(1) Does not include options to purchase 277,708 shares of Class C Common Stock reserved for issuance under Farmer Mac's stock option plans, of which options to purchase 105,000, 112,830, 54,828, 1,850 and 3,200 shares have been granted as of November 13, 1997 to directors, officers and other employees at an exercise price of $6.56, $7.88, $35.50, $38.75 and $54.75 per share, respectively.

                                    DILUTION

      The net tangible book value of Farmer Mac as of September 30, 1997 was $50.6 million. Net tangible book value per share of Class C Common Stock represents the amount of total tangible assets less total liabilities of Farmer Mac, divided by the number of shares of all classes of Common Stock then outstanding, adjusted to give effect to the 3-to-1 dividend and liquidation preferences applicable to each share of Class C Common Stock relative to each share of Voting Common Stock. Calculated on such basis, the net tangible book value per share of Class C Common Stock was $15.92 at such date. After giving effect to the sale of the Class C Common Stock offered hereby and deducting estimated offering expenses payable by Farmer Mac, the adjusted net tangible book value of Farmer Mac as of September 30, 1997 would be $20.01 per share of Class C Common Stock. This represents an immediate dilution of $40.99 of net tangible book value per share of Class C Common Stock to purchasers thereof. The following table illustrates this per share dilution:


Offering price per share of Class C Common Stock...............    $    61.00
Adjusted  net  tangible  book  value per share of Class C
 Common Stock (1) ..............................................        20.01
                                                                   ----------
Dilution  per  share  of  Class C  Common  Stock  to
 purchasers thereof (1) ........................................    $   40.99
                                                                   ==========

-----------------

 (1) If net tangible book value per share of Class C Common Stock were calculated without adjustment for the 3-to-1 dividend and liquidation preferences applicable to each share of Class C Common Stock relative to each share of Voting Common Stock, such net tangible book value per share of Class C Common Stock would be $15.60 and the dilution per share of Class C Common Stock to purchasers thereof would be $45.40.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The historical selected consolidated financial data below as of and for the years ended December 31, 1993, 1994, 1995 and 1996 are derived from, and are qualified by reference to, the financial statements audited by KPMG Peat Marwick LLP, independent certified public accountants, which are incorporated herein by reference. The selected financial data for the nine month periods ended September 30, 1996 and 1997 are derived from unaudited financial statements contained in Appendix A hereto and include all adjustments, consisting of normal recurring accruals, which Farmer Mac considers necessary for a fair presentation of the financial position and the results of operations for these periods. Results of operations for the nine months ended September 30, 1997 are not necessarily indicative of operations for the full year. The data presented below should be read in conjunction with Farmer Mac's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included or incorporated by reference herein.

               (dollars in thousands, except per share amounts)

                                                               Nine Months Ended
                              Year Ended December 31,           September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------
Statement of
Operations Data:
 Interest Income....    $32,642  $31,712   $36,424   $37,353  $27,491  $57,521
 Interest Expense...     30,848   30,303    34,709    34,623   25,546   52,367
 Net Interest Income      1,794    1,409     1,715     2,730    1,945    5,154
 Other  Income:
  Guarantee Fee
  Income..............    1,203    1,143     1,263     1,623    1,130    1,857
   Gain on Issuance
    of Mortgage-
    Backed Securities,
    Net ..............       --       --        --     1,070       913    2,111
   Miscellaneous
    Income..............    176      177       171        63        55      233
 Total Other Income.      1,379    1,320     1,434     2,756     2,098    4,201
 Other Expenses.....      3,976    4,061     3,796     5,081     3,665    5,904
 Income (Loss) Before
   Income Taxes and
   Extraordinary Item ..   (803)  (1,332)    (647)       405       378    3,451
 Provision for Income
  Taxes...............       --       --       --         12        --      103
 Income (Loss) Before
   Extraordinary Item ..   (803)  (1,332)    (647)       393       378    3,348

 Extraordinary  Gain (1)    127       --       --        384       384       --
 Net Income (Loss) .....   (676)  (1,332)    (647)       777       762    3,348

---------------

(Table continued on following page.)

(1) Farmer Mac recognized extraordinary gains of $127,000 for the year ended December 31, 1993, and $384,000 for both the nine months ended September 30, 1996 and the year ended December 31, 1996, from the early extinguishment of $14.9 million and $8.0 million of debt in 1993 and 1996, respectively.

(Table continued from preceding page.)

                                                               Nine Months Ended
                              Year Ended December 31,           September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------
Statement of
Operations Data:

 Earnings (Loss) Per
  Share (2):
   Earnings (Loss)
    Per Share Before
    Extraordinary Item:
    Class A and B
     Voting Common
     Stock ............ $(0.17)  $(0.28)   $(0.14)   $0.07    $0.07     $0.33
    Class C Non-Voting
     Common Stock ..... $(0.51)  $(0.85)   $(0.41)   $0.22    $0.22     $1.00
   Earnings (Loss)
    Per Share:
     Class A and B
      Voting Common
      Stock ..........  $(0.14)  $(0.28)   $(0.14)   $0.14    $0.15     $0.33
     Class C Non-Voting
      Common Stock .... $(0.43)  $(0.85)   $(0.41)   $0.43    $0.44     $1.00




                                  At December 31,             At September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------
Balance Sheet Data:
Cash, cash
 equivalents and
 investment
 securities..........  $101,563 $ 78,418  $ 73,957  $154,711 $115,801  $  894,199
Farmer Mac I and  II
 Mortgage-Backed
 Securities..........   398,522  368,208   417,449   416,839  407,737     436,531
Total Assets........    525,396  477,452   512,744   603,104  553,069   1,374,153
  Debentures, Notes
   and Bonds, Net:
     Due within one
      year............  172,350  168,307   207,422   259,164  258,929     954,814
     Due after one
      year ...........  330,190  288,209   284,084   287,128  270,758     357,981
  Total Liabilities ..  511,845  465,233   501,032   555,899  537,904   1,323,574
  Stockholders' Equity   13,551   12,219    11,712    47,205   15,165      50,579



                                                               Nine Months Ended
                              Year Ended December 31,           September 30,
                        ------------------------------------- ------------------
                         1993      1994     1995      1996      1996     1997
                        -------- --------- --------  -------- --------- --------
Other Data:
Outstanding guaranteed
  securities (at end     $487,614 $459,332  $502,365  $631,283 $598,162 $813,527
of period)...........
Loans purchased......      39,946   81,243   157,265   254,883  191,919  257,364
Guaranteed
  securities issued..      39,946   81,243   157,265   240,715  186,588  247,713

--------------------------

(2) Amounts represent primary and fully diluted earnings per share for each period presented, except for the year ended December 31, 1996 in which case fully diluted earnings per share were $.07 and $0.20 per share before extraordinary item and $0.13 and $0.40 per share after extraordinary item for Classes A and B Voting Common Stock and Class C Non-Voting Common Stock, respectively. Earnings per share reflect the 3-to-1 dividend and liquidation rights ratio applicable to each share of Class C Non-Voting Common Stock relative to each share of Classes A and B Voting Common Stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of Farmer Mac's financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, Farmer Mac's Consolidated Financial Statements and Notes thereto included elsewhere or incorporated by reference in this Offering Circular.

Results of Operations

    Overview

      Net income for the first nine months of 1997 totaled $3.3 million, compared to $0.8 million for the same period a year ago. Net income for the nine months ended September 30, 1996 included a $0.4 million extraordinary gain from the early extinguishment of debt. Farmer Mac's improved operating results are attributable to a series of positive developments beginning in early 1996, which marked a turnaround in its business prospects and financial performance. Those developments included the enactment of the 1996 Act in early 1996; two stock sales during 1996; and the opening of the cash window in mid-1996.

      In early 1997, Farmer Mac implemented its expanded debt issuance strategy to increase its presence in the capital markets, particularly the debt markets, in order to attract more investors to its debt and mortgage-backed securities and thereby improve the liquidity of its securities and reduce its borrowing and securitization costs. Since the strategy's implementation, Farmer Mac has experienced a tightening of its mortgage-backed securities spreads relative to other comparable agency securities and anticipates continued improvements in pricing as liquidity and investor recognition of Farmer Mac increase.

      Farmer Mac's revised authorities, improved financial condition and increased earnings have facilitated its efforts to expand program participation and loan purchase volume. During the first nine months of 1997, Farmer Mac continued to focus on developing its seller network and intensified its marketing initiatives with regional banks and non-traditional mortgage lenders, such as mortgage bankers and agricultural supply and equipment companies. Farmer Mac has added several regional lending institutions to its network of approved sellers, including AgFirst Farm Credit Bank, Columbia, South Carolina; Firstar Bank, Milwaukee, Wisconsin; Glendale Federal Bank, Glendale, California; Northwest Farm Credit Services, ACA, Spokane, Washington; and Wells Fargo Bank, San Francisco, California. Since September 30, 1997, Farmer Mac has approved First Union Bank of Virginia, Harrisonburg, Virginia; United Nebraska Bank, Grand Island, Nebraska; and US Bank National Association, Minneapolis, Minnesota, as sellers. With the addition of these institutions, Farmer Mac now has approved 123 lenders covering 28 states as sellers, and has an additional 30 seller applications under review.

      During the first nine months of 1997, Farmer Mac implemented a training program through which it conducts "seller workshops" in various locations and at various times throughout the country. Farmer Mac believes that these workshops have contributed, and will continue to contribute, to an increased interest in Farmer Mac's programs and improved the understanding of those programs by participants. Since September 30, 1997, Farmer Mac has expanded its product line with the announcement of additional loan products, including a "part-time farmer" real estate loan, designed for borrowers who live on agricultural properties, but derive a significant portion of their income from off-farm employment. This loan is available for single-family, owner-occupied detached residences located on agricultural production properties of at least 5 acres or with annual gross receipts of $5,000 from production of crops or livestock. Other products added to Farmer Mac's existing line of 5- and 15-year, fixed rate loans include a new three-year, and a refined one-year, adjustable rate loan
(ARM),  both with flexible  prepayment  terms,  and a 10-year,  fixed rate loan.
During fourth quarter 1997, Farmer Mac expects to consummate the first transaction under its "swap" program, which allows lenders to exchange new or seasoned Qualified Loans for Farmer Mac-guaranteed securities. That transaction, which will involve the exchange of approximately $1 million of newly originated Qualified Loans for Farmer Mac-guaranteed securities, is expected to serve as the model for future swap transactions. Swap transactions, whether involving newly originated or existing loans, offer certain advantages to lenders because the Farmer Mac-guaranteed securities received in exchange for the loans are accorded a lower risk-weight than whole loans under risk-based capital guidelines and can be pledged as collateral and used in repurchase transactions.

    Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

      Net Income. Net income for the first nine months of 1997 totaled $3.3 million, compared to $0.8 million for same period a year ago. Net income for the nine months ended September 30, 1996 includes a $0.4 million extraordinary gain from early extinguishment of debt. The increase in net income was largely attributable to increases in net interest income, gain on issuance of mortgage-backed securities and guarantee fee income. The increase in net interest income was due to increases in non-program investments (cash and cash equivalents and investments) and, to a lesser extent, program investments (Farmer Mac I and II Securities and loans held for securitization).

      Average Balances, Income and Expense, Yield and Rates. The following table provides information regarding interest-earning assets and interest-bearing liabilities for the periods indicated.

                            Nine Months Ended             Nine Months Ended
                            September 30, 1997           September 30, 1996
                       ----------------------------- ----------------------------

                       Average   Income/   Average   Average   Income/   Average
                       Balances  Expense   Yield     Balances  Expense   Yield
                                             Rate                         Rate
                       --------- --------- --------- --------- --------  --------
                                        (dollars in thousands)
Assets
Interest earning
assets:
  Farmer Mac I and II
    Securities.......  $  423,817 $22,612     7.11%   $407,872  $22,210     7.26%
  Investments and
    cash equivalents.     700,019  33,357     6.35%    115,528    4,813     5.55%
  Loans held for
    securitization...      24,234   1,552     8.54%      7,769      468     8.03%
                       --------- --------- --------- --------- --------  --------

Total interest
 earning assets.......  1,148,070  57,521     6.68%    531,169   27,491     6.90%
Other assets.........      47,685                       23,363
                        ---------                     ---------

                       $1,195,755                     $554,532
                        =========                     =========
Liabilities and
  stockholders' equity
Interest-bearing
liabilities:
  Debentures, notes
   and bonds, net ... $1,121,911  $52,367    6.22%   $  517,850 $25,546     6.58%
  Other liabilities..     27,510                         23,204
Stockholders' equity.     46,334                         13,478
                       ---------  ---------  --------- --------- --------- -------

                      $1,195,755                     $  554,532
                      ===========                     ==========

Net interest
income/spread........              $5,154      .46%              $1,945      .32%
                                   ======= =========            ======== ========

Net yield on interest
  earning assets.....                         .60%                           .49%
                                           =========                     ========


      Rate/Volume Analysis. The table below sets forth certain information regarding the changes in the components of Farmer Mac's net interest income for the periods indicated. For each category, information is provided on changes attributable to (a) changes in volume (change in volume multiplied by old rate);
(b) changes in rate (change in rate multiplied by old volume); and (c) the total. Combined rate/volume variances, a third element of the calculation, are allocated based on their relative size.



                                          Nine Months Ended
                                         September 30, 1997
                                             Compared to
                                          Nine Months Ended
                                         September 30, 1996
                                     ----------------------------
                                     Increase (Decrease) due to
                                      Rate     Volume    Total
                                     --------  -------- ---------
                                           (in thousands)
Income from interest-earning assets:
  Farmer Mac I and II Securities...  $ (430)   $   832  $   402
  Investments......................     789     27,755   28,544
  Loans held for securitization....      31      1,053    1,084
                                     --------  -------- ---------

Total income from interest-earning
  assets.............................   390     29,640   30,030
Expense on interest-bearing
  liabilities .......................(1,297)    28,118   26,821
                                     ========  ======== =========

Change in net interest income......  $1,687    $ 1,522  $ 3,209
                                     ========  ======== =========

      Net Interest Income. Net interest income totaled $5.2 million for the nine months ended September 30, 1997, compared to $1.9 million for the same period in 1996. The increase in net interest income was due to an increase in the average balance of interest-earning assets combined with an increase in net interest yield. The increase in the average balance of interest-earning assets was primarily due to an increase in the average balance of investments and cash equivalents resulting from the implementation of Farmer Mac's expanded debt issuance strategy. The increase in net interest yield was due to an increase in the average balance of loans held for securitization, as well as a shift in the composition of the investment portfolio from short-term, highly liquid investments to longer-term floating-rate investments, which generally have higher spreads. The shift toward long-term floating-rate investments was primarily attributable to growth in securities guaranteed by instrumentalities or agencies of the United States.

      Other Income. Other income totaled $4.2 million for the nine months ended September 30, 1997, compared to $2.1 million for the nine months ended September 30, 1996. The increase in other income was due to increases in gain on issuance of mortgage-backed securities, net of related expenses, and guarantee fees.

      During the first nine months of 1997, Farmer Mac issued $171.9 million of mortgage-backed securities compared to $120.7 million during the same period a year ago. Gains resulting from those issuances totaled $2.1 million and $0.9 million, respectively. The gain on issuance for the nine months ended September 30, 1996 is net of accrued expenses related to a dispute with Western Farm Credit Bank ("WFCB"), which was subsequently resolved.

      Guarantee fee income totaled $1.9 million for the nine months ended September 30, 1997, compared to $1.1 million for the nine months ended September 30, 1996. The increase in guarantee fee income was due to an increase in the balance of outstanding guaranteed securities and the 25 basis point increase in the guarantee fee rate charged on mortgage-backed securities issued under Farmer Mac's revised legislative authorities. At September 30, 1997, Farmer Mac had $813.5 million of guaranteed securities outstanding (including Farmer Mac I and II Securities held in portfolio) as compared to $598.2 million at September 30, 1996. Of those amounts, $316.2 million and $120.6 million were issued under Farmer Mac's revised authorities.

      Other Expenses. Other expenses totaled $5.9 million for the nine months ended September 30, 1997, as compared to $3.7 million for the nine months ended September 30, 1996. The increase in other expenses was primarily attributable to increased compensation, including annual incentive compensation paid to senior management in June 1997, and other costs related to expanded operations under Farmer Mac's revised legislative authorities. Included in other expenses is the provision for losses, which totaled $780 thousand for the nine months ended September 30, 1997, compared to $202 thousand for the nine months ended September 30, 1996. This increase was due to an increase in the outstanding balance of mortgage-backed securities.

      Income Tax Expense. As a result of the utilization of net operating loss carryforwards, Farmer Mac's tax expense was limited to $103 thousand for the nine months ended September 30, 1997. No income tax expense was recognized during the nine months ended September 30, 1996. Should profits continue at current levels, Farmer Mac would utilize all of its remaining net operating loss carry forwards in 1998, resulting in a higher effective tax rate for 1998.

Liquidity and Capital Resources

      Farmer Mac's primary liquidity requirements are operating expenses and costs of purchasing Qualified Loans and investment securities. Farmer Mac's primary sources of liquidity are operating cash flows, proceeds from issuances of debt obligations, and principal and interest payments on investment securities and Qualified Loans underlying its portfolio of Farmer Mac I and II Securities. During the nine months ended September 30, 1997, Farmer Mac issuances of discount notes totaled $15.8 billion of discount notes and related redemptions of such notes totaled $15.1 billion. During the same period, Farmer Mac issued $104.9 million of medium-term notes. Farmer Mac also maintains a portfolio of cash equivalents, comprised of commercial paper and other short-term investments, to draw upon as necessary. At September 30, 1997, Farmer Mac's cash and cash equivalents totaled $246.2 million.

      Farmer Mac's statutory capital requirements define "minimum" and "critical" amounts of "core capital" required for certain types of assets and guarantees. At September 30, 1997, the minimum capital requirement was equal to 2.55% of aggregate on-balance sheet assets, plus 0.55% of aggregate off-balance sheet obligations. The 1996 Act phases in higher minimum capital requirements over a three-year transition period. The fully phased-in minimum capital requirement, effective after December 31, 1998, requires Farmer Mac to hold capital equal to 2.75% of aggregate on-balance sheet assets, plus 0.75% of aggregate off-balance sheet obligations. Critical capital levels are approximately one-half of the minimum capital levels. Certain levels of enforcement are given to the FCA depending upon Farmer Mac's compliance with these capital levels. As of September 30, 1997, Farmer Mac's minimum capital requirement was $32.6 million compared with actual capital of $50.6 million. If the fully phased-in standard under the 1996 Act had been in effect at September 30, 1997, Farmer Mac's actual capital would have been in excess of the total minimum capital required.

      In the opinion of management, Farmer Mac has sufficient liquidity and capital for the next twelve months.

                             PRINCIPAL STOCKHOLDERS

      The following table and the notes thereto set forth information regarding the beneficial ownership, as of November 13, 1997, and as adjusted to reflect the sale of the Class C Common Stock offered hereby, of (i) each person or entity who owns beneficially or of record 5% or more of the outstanding shares of any class of Common Stock and (ii) all directors and executive officers of Farmer Mac as a group in respect of the Class C Common Stock (the only class held by such persons). The beneficial ownership information described and set forth below is based on information furnished by the specified persons or entities and is determined in accordance with Rule 13d-3 under the Exchange Act. It does not constitute an admission of beneficial ownership for any other purpose.

                                                                                         % of Class C
                                                                                      Common Stock Owned
                                                                                      -------------------
      Name and                                              % of Class      % of
     Address of                    Number of Shares         of Voting       Total
  Beneficial Owner                 Beneficially             Shares Owned    Voting     % Before   % After
                                   Owned                                   Shares(1)   Offering  Offering

Zions Bancorporation(2)             322,100 shares of
  Salt Lake City, UT ...........    Class A Common Stock     32.33%         21.52%     18.67%     16.51%

AgriBank, FCB                       148,441 shares of
   St. Paul, MN .................   Class B Common Stock     29.67%          9.92%      0.41%      0.36%

Western Farm Credit Bank            55,250 shares of
   Sacramento, CA ..............    Class B Common Stock     11.04%          3.69%      1.39%      1.23%

AgAmerica, FCB(3)                   85,774 shares of
   Spokane, WA .................    Class B Common Stock     17.14%          5.73%        --         --

AgFirst Farm Credit Bank(4)         84,024 shares of
  Columbia, SC .................    Class B Common Stock     16.79%          5.61%      1.50%      1.32%

Farm  Credit Bank of Wichita(5)     45,223 shares of
  Wichita, KS ..................    Class B Common Stock      9.04%          3.02%         *          *

Farm  Credit Bank of Texas(6)       38,503 shares of
  Austin, TX ...................    Class B Common Stock      7.70%          2.57%         *          *

CoBank                              30,136 shares of
   Denver, CO ..................    Class B Common Stock      6.02%          2.01%         *          *

All officers and directors as a     9,483 shares of
 group (20 persons)(7) ..........   Class C Common Stock        --             --       0.35%      0.31%

----------------------

(1) Percentage is determined by dividing the number of shares of Voting Common Stock owned by the total number of shares of Voting Common Stock outstanding.

(2) W. David Hemingway, a Class A director, is an Executive Vice President of Zions First National Bank, a wholly owned subsidiary of Zions Bancorporation. Zions Bancorporation beneficially owns 500,100 shares of Class C Common Stock.
(3) John G. Nelson, III, a Class B director, is a member of the Board of Directors of AgAmerica, FCB.
(4) John Dan Raines, Jr., a Class B director, is a member of the Board of Directors of AgFirst.
(5) Darryl W. Rhodes, a Class B director, is a Senior vice President of the Farm Credit Bank of Wichita.
(6) James A. McCarthy, a Class B director, is a member of the Board of Directors of the Farm Credit Bank of Texas.
(7) Under Farmer Mac's stock option plans: (A) certain executive officers of Farmer Mac have been granted (i) options to purchase 105,000 shares of Class C Common Stock at an adjusted exercise price of $6.56 per share;
      (ii) options to purchase 112,830 shares of Class C Common Stock at an exercise price of $7.88 per share; (iii) options to purchase 24,828 shares of Class C Common Stock at an exercise price of $35.50 per share; and (iv) options to purchase 1,850 shares of Class C Common Stock at an exercise price of $38.75 per share; and (B) the directors of Farmer Mac have been granted options to purchase 30,000 shares of Class C Common Stock at an exercise price of $35.50 per share.
* Farm Credit Bank of Wichita; Farm Credit Bank of Texas and CoBank have apparently placed their Class C Common Stock in nominee name. As such, Farmer Mac has no record of whether any of these stockholders still own Class C Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

      Farmer Mac's statutory charter provides that Farmer Mac shall issue two classes of Voting Common Stock, Class A Voting Common Stock, par value $1.00 per share ("Class A Common Stock") and Class B Voting Common Stock, par value $1.00 per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Voting Common Stock"). Class A Common Stock may be held only by banks, insurance companies and other financial entities that are not System Institutions. Class B Common Stock may be held only by System Institutions. The charter also authorizes Farmer Mac to issue non-voting common stock and non-voting preferred stock.

      The holders of Voting Common Stock are entitled to one vote per share, with cumulative voting at all elections of directors. Under cumulative voting, each stockholder is entitled to cast the number of votes equal to the number of shares of Voting Common Stock owned by that stockholder, multiplied by the number of directors to be elected. All of a stockholder's votes may be cast for a single candidate for director, or may be distributed among any number of candidates. Holders of shares of Class A Common Stock are entitled to elect five directors, and holders of Class B Common Stock are entitled to elect five other directors. The President of the United States appoints the remaining five directors on the Farmer Mac Board. Notwithstanding the source of appointment or election to the Farmer Mac Board, each director owes fiduciary duties to all stockholders.

      Farmer Mac's by-laws provide that the ratio of dividends and liquidation distributions payable on each share of Class C Common Stock to each share of Voting Common Stock will be 3-to-1. Shares of Class C Common Stock carry no voting rights, except that the vote of the holders of two-thirds of the outstanding shares of Class C Common Stock is required in order to reduce the ratio of dividends and liquidation distributions payable on such shares over those payable on shares of Voting Common Stock.

      Farmer Mac's by-laws provide that holders of Common Stock do not have preemptive rights regarding any offering or sale by Farmer Mac of additional new shares.

      The charter provides that in the event of any liquidation, dissolution or winding up of Farmer Mac's business, the holders of any outstanding preferred stock will be paid in full at the par value thereof, plus all accrued dividends, before the holders of Common Stock receive any payments. However, pursuant to the terms of the Common Stock, in any liquidation, dissolution or winding up of Farmer Mac, holders of the Common Stock would be entitled to receive all of the assets of Farmer Mac available for distribution to its shareholders remaining after payment in full of all amounts due on any preferred stock, subject to the preference for Class C Common Stock discussed above.

      The charter, which is Farmer Mac's governing instrument, may only be amended by Congress and not by the stockholders.

      Boston EquiServe is the transfer agent and registrar for the Common Stock.

                                  UNDERWRITING

      Subject to the terms and conditions specified in the Underwriting Agreement between Farmer Mac and SBC Warburg Dillon Read Inc. (the
"Underwriter"), the Underwriter has agreed to purchase from Farmer Mac, and Farmer Mac has agreed to sell to the Underwriter, all of the Class C Common Stock offered hereby.

      The shares of Class C Common Stock offered hereby are being initially offered by the Underwriter for sale at the price set forth on the cover page of this Offering Circular, or at such price less a concession not in excess of $2.05 per share on sales to certain dealers. The Underwriter may allow, and such dealers may re-allow, a concession not to exceed $0.10 per share on sales of certain other dealers. The offering of such shares is made for delivery when, as and if accepted by the Underwriter and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriter reserves the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price and such concessions may be changed by the Underwriter.

      Farmer Mac has granted to the Underwriter an over-allotment option to purchase up to an aggregate of 50,000 additional shares of Class C Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Offering Circular. The Underwriter may exercise such option on or before the thirtieth day from the Underwriting Agreement and only to cover over-allotments made of the shares in connection with this Offering.

      Farmer Mac has agreed in the Underwriting Agreement to indemnify the Underwriter against certain liabilities or to contribute to payments that the Underwriter may be required to make in respect thereof.

      Farmer Mac, its officers and Zions Bancorporation have agreed not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Class C Common Stock or securities convertible into or exchangeable or exercisable for any shares of Class C Common Stock for a period of 90 days after the date of this Offering Circular, without the prior written consent of the Underwriter.

      The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class C Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriter to reclaim a selling concession from a syndicate member when the Class C Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class C Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected through Nasdaq or otherwise and, if commenced, may be discontinued at any time.


                                  LEGAL MATTERS

      The validity of the Class C Common Stock offered hereby will be passed upon for Farmer Mac by Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, Washington, D.C. Certain legal matters will be passed upon for the Underwriter by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.

[This Page Intentionally Left Blank]




                                                                     APPENDIX A

                     RECENT UNAUDITED FINANCIAL INFORMATION

                  FEDERAL AGRICULTURAL MORTGAGE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)

                                                  September 30,   December 31,
                                                     1997           1996
                                                 -------------   -------------
                                                 (unaudited)
 ASSETS:
   Cash and cash equivalents.................... $   246,206    $   68,912
   Interest receivable..........................      14,841        14,821
   Guarantee fees receivable....................       1,031           745
   Loans held for securitization................      23,821        12,999
   Investments..................................     647,993        85,799
   Farmer Mac I and II Securities...............     436,531       416,839
   Farmer Mac I and II payments receivable......       2,102         2,421
   Prepaid expenses and other assets............       1,628           568
                                                 ============= =============
 TOTAL ASSETS................................... $ 1,374,153     $ 603,104
                                                 ============= =============

 LIABILITIES AND STOCKHOLDERS' EQUITY:

 LIABILITIES:
   Debentures, notes and bonds, net:
   Due within one year..........................   $ 954,814     $ 259,164
   Due after one year...........................     357,981       287,128
                                                 ------------- -------------
   Total debentures, notes and bonds, net.......   1,312,795       546,292
   Accrued interest payable.....................       7,512         7,231
   Accounts payable and accrued expenses........       1,832         1,721
   Reserve  for loan  losses  on sold  Guaranteed
      Securities.................................      1,435           655
                                                 ------------- -------------
   TOTAL LIABILITIES............................   1,323,574       555,899
                                                 ------------- -------------


 STOCKHOLDERS' EQUITY Common stock:
   Class A Voting, $1 par value, 2,000,000
    shares authorized, 995,950 and 990,000
    shares issued and outstanding at September ...       996           990
    30, 1997 and December 31, 1996,  respectively
   Class B Voting, $1 par value, 2,000,000
    shares authorized, 500,301 and 593,401
    shares issued and outstanding at September
    30, 1997 and December  31, 1996,  respectively .     500           593
   Class C  Non-Voting,  $1 par value, 4,000,000
    shares authorized, 2,677,942 and 2,658,897
    shares issued and outstanding at September
    30, 1997 and December 31, 1996..............       2,678         2,659
   Additional paid in capital...................      52,610        52,513
   Note receivable for purchase of stock........           -          (557)
   Unrealized gain on securities
    available-for-sale...........................        936           329
   Accumulated deficit..........................      (7,141)       (9,322)
                                                 ------------- -------------
 TOTAL STOCKHOLDERS' EQUITY.....................      50,579        47,205
                                                 ------------- -------------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..... $ 1,374,153    $  603,104
                                                ============= =============



                  FEDERAL AGRICULTURAL MORTGAGE CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERPATIONS
                (Dollars in Thousands, Except Per Share Amounts)

                                          Nine Months Ended September
                                                      30,
                                         -------------------------------
                                              1997            1996
                                         ---------------  --------------
                                          (unaudited)      (unaudited)
INTEREST INCOME:
Investments and cash equivalents.......   $  33,357         $  4,813
Farmer Mac I and II Securities.........      22,612           22,210
Loans held for securitization..........       1,552              468
                                         ---------------  --------------

TOTAL INTEREST INCOME..................      57,521           27,491

INTEREST EXPENSE.......................      52,367           25,546
                                         ---------------  --------------

NET INTEREST INCOME....................       5,154            1,945

OTHER INCOME:
Guarantee fees.........................       1,857            1,130
Gain on issuance of mortgage-backed
  securities, net......................       2,111              913
Miscellaneous..........................         233               55
                                         ---------------  --------------

TOTAL OTHER INCOME.....................       4,201            2,098
                                         ---------------  --------------

OTHER EXENSES:
Compensation and employee benefits.....       2,647            1,703
Professional fees......................       1,175              618
Insurance..............................         169              161
Rent...................................         168              123
Regulatory fees........................          47              214
Board of Directors fees and meeting
  expenses..............................        251              236
Administrative.........................         667              408
Provision for losses...................         780              202
                                         ---------------  --------------

TOTAL OTHER EXPENSES                          5,904            3,665
                                         ---------------  --------------

INCOME BEFORE EXTRAORDINARY ITEM              3,451              378
Extraordinary gain from early
  extinguishment of debt...............          --              384
                                         ---------------  --------------

INCOME BEFORE INCOME TAXES.............       3,451              762
Provision for income taxes.............         103               --
                                         ---------------  --------------

NET INCOME                                 $  3,348         $    762
                                         ===============  ==============

EARNINGS PER SHARE BEFORE
  EXTRAORDINARY ITEM
Classes A and B Voting Common Stock....     $  0.33          $  0.07
Class C Non-Voting Common Stock........     $  1.00          $  0.22

EARNINGS PER SHARE
Classes A and B Voting  Common  Stock..     $  0.33          $  0.15
Class C Non-Voting Common Stock........     $  1.00          $  0.44


No  dealer,   salesperson   or  other    OFFERING CIRCULAR NOVEMBER 21, 1997
person  has been  authorized  to give
any   information   or  to  make  any
representation   other   than   those
contained in this  Offering  Circular
or the  information  incorporated  by
reference  herein,  and if  given  or               350,000 Shares
made,     such     information     or
representation  must  not  be  relied
upon as  having  been  authorized  by
Farmer Mac or the  Underwriter.  This
Offering     Circular     does    not
constitute  an offer  to  sell,  or a                 Farmer Mac
solicitation  of an offer to buy, any
of the  securities  offered hereby in            Federal Agricultural
any  jurisdiction  to any  person  to            Mortgage Corporation
whom it is not  lawful  to  make  any
such  offer or  solicitation  in such
jurisdiction  or in which the  person
making such offer or  solicitation is
not  qualified to do so.  Neither the             Class C Non-Voting
delivery  of this  Offering  Circular                Common Stock
nor any sale  made  hereunder  shall,
under  any  circumstances,  create an
implication  that  there  has been no
change  in the  facts  set  forth  in
this  Offering  Circular  or  in  the
affairs  of Farmer Mac since the date
hereof.






                                             SBC Warburg Dillon Read Inc.

          TABLE OF CONTENTS
-------------------------------------

Available Information...........  2
Incorporation of Certain Documents
   by Reference.................  2
Offering Circular Summary.......  3
Risk Factors....................  8
Use of Proceeds................. 12
Price Range of Class C Common
 Stock and Dividends............ 12
Capitalization.................. 13
Dilution........................ 14
Selected Consolidated Financial
 Data ...........................15
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations.......17
Principal Stockholders.......... 21
Description of Capital Stock.... 22
Underwriting.................... 23
Legal Matters................... 23
Appendix A - Recent Unaudited
   Financial Information........A-1